Exhibit (10)(u)
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK AWARD AGREEMENT
     THIS NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of                     , 20                     by and between Compass Bancshares, Inc., a Delaware corporation (the “Corporation”) and                      (the “Participant”).
     Pursuant to the terms of the Corporation’s 2006 Incentive Compensation Plan (the “Plan”), the Participant has been awarded shares of Restricted Stock (hereinafter defined), conditioned upon the execution and delivery by the Corporation and the Participant of this Agreement setting forth the terms and conditions applicable to such award.
     In consideration of the mutual covenants and obligations of the parties contained herein and in the Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. The following definitions have the following meanings:
     “Award Date” shall mean                     , 20                    .
     “Board” shall mean the Board of Directors of the Corporation.
     “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation.
     “Common Stock” shall mean shares of the Corporation’s common stock, par value $2.00 per share.
     “Disability” shall mean that a Participant: (i) has established to the satisfaction of the Board that he or she is unable to perform his or her duties as a member of the Board by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months and (ii) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.
     “Dividends” shall mean any dividends received by the Participant with respect to the Restricted Stock whether in the form of cash, stock or other securities and whether obtained by virtue of any distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or other transaction.
     “Retirement” shall mean a Participant’s mandatory retirement from service as a member of the Board pursuant to the Corporation’s retirement policy for directors, as the same may be amended from time to time.
     “Sale of the Corporation” shall mean: (i) acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3) of more than fifty percent of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Corporation entitled to vot e generally in the election of directors, or (ii) consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation.
All other capitalized terms not defined herein shall have the meanings set forth in the Plan.
     2. Award of Restricted Stock. Pursuant to the terms of the Plan, the Corporation hereby awards to the Participant, effective as of the Award Date, ___shares of Common Stock, subject to the terms, conditions and restrictions described in this Agreement and in the Plan (the “Restricted Stock”). Except as provided in this Agreement, the Participant shall have, with respect to the Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote and to receive any Dividends. All Dividends shall be subject to the same restrictions as are applicable to such Restricted Stock.
     3. Restrictions and Conditions. The following conditions and restrictions shall apply to the Restricted Stock:
     (a) Prior to release pursuant to Section 4 hereof, the Participant shall not sell, transfer, pledge or assign any portion of the Restricted Stock except as specifically permitted by the Plan and this Agreement.
     (b) The shares of Restricted Stock issued hereunder in the name of the Participant shall be held in an account for the benefit of the Participant maintained by the Corporation at its transfer agent. Any certificate evidencing shares of Restricted Stock issued for such account prior to the release date hereunder shall bear a legend or other appropriate restriction substantially of the following substance:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Compass Bancshares, Inc., 2006 Incentive Compensation Plan and a Restricted Stock Award Agreement, dated                     , 20                    , entered into between the registered owner and the Corporation. Copies of such Plan and Agreement are on file in the offices of the Corporation, 15 South 20th Street, Birmingham, Alabama 35233.”
     (c) If the Participant ceases to serve as a member of the Board prior to the third anniversary of the Award Date (other than through the Participant’s Retirement, the Participant’s death, the Participant’s Disability, or Sale of the Corporation), the Restricted Stock and any Dividends shall be forfeited.
     4. Release of Restrictions.

     (a) The Restricted Stock and any Dividends shall be held by the Corporation until released to the Participant in accordance with the terms of the Plan and this Agreement. Except as otherwise provided in this Agreement, the Restricted Stock and any Dividends shall be released to Participant as soon as administratively practicable following the third anniversary of the Award Date.
     (b) If, prior to the third anniversary of the Award Date, the Participant ceases to be a member of the Board as a result of (i) the Participant’s Retirement or (ii) the Participant’s death or Disability, the Restricted Stock and any Dividends shall be released to the Participant (or the Participant’s personal representative or estate in case of the Participant’s death).
     (c) In the event of a Sale of the Corporation prior to the third anniversary of the Award Date while the Participant is a member of the Board, the Restricted Stock and any Dividends shall be released as and when determined by the Committee.
     5. Waiver of Rights under the 2002 Incentive Compensation Plan. Effective as of the Award Date and in consideration of the award of the Restricted Stock under this Agreement, the Participant hereby waives and relinquishes any and all rights to receive options to acquire Common Stock pursuant to Section 12 of the Compass Bancshares, Inc. 2002 Incentive Compensation Plan.
     6. Adjustments. In the event of any change in the outstanding Common Stock of the Corporation by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, the Committee shall adjust the number of shares of Common Stock which may be issued under the Plan and the Committee shall provide for an equitable adjustment of any shares issuable pursuant to awards outstanding under the Plan.
     7. Assignment and Transfer. Participant may assign or transfer his rights under this Agreement under the following circumstances: (i) by will or the laws of descent and distribution, in which case the Restricted Stock may be received in accordance with the provisions of this Agreement or (ii) by gift or pursuant to a domestic relations order to a family member (or a trust for their benefit), in which case the Participant shall promptly report the transfer to the Secretary of the Corporation so that the Corporation may deliver to his transferee all requisite documents concerning the Plan (including the prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended). For this purpose, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have more than fifty (50) percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests. A transfer to an entity in which more than fifty (50) percent of the voting interests are owned by family members, or the Participant, in exchange for an interest in that entity is also permitted pursuant to this Section 7.
     8. Disposition of Shares. Participant agrees to notify the Corporation promptly of the sale, gift or other disposition of any shares of Common Stock awarded pursuant to this Agreement.

     9. Compliance with Laws and Regulations. The obligation of the Corporation to deliver shares of Restricted Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.
     10. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including the terms and provisions adopted after the award of the Restricted Stock but prior to the vesting thereof. In the event of any conflict between the provisions of the Plan and this Agreement, the Plan shall control.
     11. Notices. Any notice hereunder to the Corporation shall be in writing and addressed to the Secretary of the Corporation, 15 South 20th Street, Birmingham, Alabama 35233, subject to the right of the Corporation to designate at any time hereafter in writing some other address.
     12. Miscellaneous. This Agreement shall be governed by the laws of the State of Alabama. This Agreement together with the Plan contains the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and may not be amended except in writing, signed by the parties hereto. This Agreement may be executed in one or more counterparts each of which shall be considered one and the same instrument.
     13. Headings. The section headings used herein are solely for reference only and shall not affect in any way the meaning and interpretation of the terms and conditions set forth herein.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPASS BANCSHARES, INC.

By:
Name:
Title:

WITNESS:	PARTICIPANT

Printed Name